FORM 15

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number 0-15830

                              Raritan Bancorp Inc.
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             (Exact name of registrant as specified in its charter)

                   454 Route 28, Bridgewater, New Jersey 08807
                                 (908) 231-8100
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          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, par value $.01 per share
          -------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                       n/a
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   Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


         Rule 12g-4(a)(1)(i)   [ x ]        Rule 12h-3(b)(1)(ii)      [   ]
         Rule 12g-4(a)(1)(ii)  [   ]        Rule 12h-3(b)(2)(i)       [   ]
         Rule 12g-4(a)(2)(i)   [   ]        Rule 12h-3(b)(2)(ii)      [   ]
         Rule 12g-4(a)(2)(ii)  [   ]        Rule 15d-6                [   ]
         Rule 12h-3(b)(1)(i)   [   ]


Approximate  number of holders of record as of the certification or
notice date:   0
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         Pursuant to the  requirements  of the  Securities  Exchange Act of 1934
Raritan Bancorp Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:    March 31, 1999          By: /s/ Thomas F. Tansey
                                     -------------------------------------------
                                     Thomas F. Tansey, Executive Vice President,
                                        Chief Operating Officer and Treasurer
                                     (name and title)